Exhibit 10.18

Bioventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

BIOVENTUS LLC

PHANTOM PROFITS INTERESTS PLAN

AWARD AGREEMENT

The Administrator, as defined in the Bioventus LLC Phantom Profits Interests Plan (the “Plan”), of the Plan has decided to grant to you Phantom Profits Interest Units in the Company under the Plan. The terms of the grant (the “Grant”) are set forth in this Bioventus LLC Phantom Profits Interests Plan Award Agreement (the “Award Agreement”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Award Agreement, along with the terms of the Plan and the Company’s Amended and Restated Limited Liability Company Agreement (as might be amended), to fully understand the Grant.

SUMMARY OF PHANTOM PROFITS INTERESTS PLAN AWARD AGREEMENT

Grantee:	Susan M. Stalnecker

Date of Award:	October 9, 2018

Vesting Schedule:	20% vests on each of the first five anniversaries of the Effective Date

Phantom Profits Interest Units Awarded:	50,000

Payment Event:	Termination Payment Event

Grant Date Benchmark Amount:	$703,691,178

BIOVENTUS LLC

PHANTOM PROFITS INTERESTS PLAN

AWARD AGREEMENT

This Bioventus LLC Phantom Profits Interests Plan Award Agreement (this “Award Agreement”), dated as of October 9, 2018 (the “Effective Date”), is delivered by Bioventus LLC (the “Company”) to Susan M. Stalnecker (the “Grantee”).

RECITALS

A. The Bioventus LLC Phantom Profits Interests Plan (the “Plan”) provides for the grant of Phantom Profits Interest Units in the Company in accordance with the terms of the Plan and the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “LLC Agreement”). The Administrator (as defined in the Plan) has granted the Award (as defined below) to encourage the Grantee to contribute materially to the growth of the Company’s owners, thereby benefitting the Company, and to align the economic interests of the Grantee with those of the owners. A copy of the Plan is attached. All capitalized terms not defined herein shall have the meaning given to such terms in the Plan or, if not defined in the Plan, in the LLC Agreement.

B. The Administrator shall administer the Plan.

NOW, THEREFORE, the parties to this Award Agreement, intending to be legally bound, hereby agree as follows:

Grant of Phantom Profits Interests Units. Subject to the terms and conditions set forth in this Award Agreement, the Plan, and the LLC Agreement, the Company hereby grants to the Grantee 50,000 Phantom Profits Interest Units (the “Award”). This Award Agreement (which is effective as of the Effective Date upon the parties’ exchange of signed counterpart signature pages hereto), the Plan, and the LLC Agreement govern the terms of the grant of the Award.

Vesting of Awarded Units.

Unless otherwise determined by the Administrator, the Award shall vest in accordance with the following schedule (each date described below, a “Vesting Date”), if the Grantee is employed by the Company on the applicable Vesting Date.

Applicable Date	Vesting Percentage

1s anniversary of the Effective Date	20%

Each quarter after the 1st anniversary of the Effective Date	5%

On a Payment Event, the Grantee shall receive the Payment Amount, if any, with respect to the portion of the Award that is vested, as set forth in Section 5(b)(i) of the Plan. Any portion of the Award that is unvested as of the Termination Date shall be forfeited at the time of the Grantee’s termination.

Upon an Initial Waterfall Distribution Event that occurs prior to the Grantee’s Termination Date, the unvested portion of the Award shall vest at the time of such Initial Waterfall Distribution Event.

Upon the termination of the Grantee’s employment for Cause, both the vested and the unvested portion of the Award shall be forfeited.

Withholding. All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable.

Restrictions on Transfer. Only the Grantee has any rights under this Award. The Grantee may not transfer those rights, directly or indirectly, except by will or the laws of descent and distribution.

Award Subject to Plan and LLC Agreement Provisions. This Award is made pursuant to the Plan and the LLC Agreement, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan and the LLC Agreement. The Administrator shall have the full power and authority to administer and interpret the Plan and this Award Agreement, to make factual determinations, and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and this Award Agreement and for the conduct of its business as it deems necessary or advisable. All powers of the Administrator shall be executed without the approval or consent of the Grantee.

No Employment or Other Rights. This Award Agreement is not an agreement of employment and the grant of this Award shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. The right of the Company, as applicable, to terminate at will the Grantee’s employment at any time for any reason is specifically reserved. The grant of this Award shall not entitle the Grantee to any (i) voting rights with respect to any action or decision taken or made (or to be taken or made) by the Company or the Board, (ii) right to appoint Managers to the Board, or (iii) appraisal or preemption rights.

Notice. Any notice to the Company provided for in this Award Agreement must be in writing and will be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private, nationally recognized, overnight courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient (and, if not sent during normal business hours of the recipient, then on the next business day); or (d) on the fifth business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Company, to:

Bioventus LLC

4721 Emperor Blvd. Suite 100

Durham, NC 27703

Attention: General Counsel

Facsimile: 866-467-1531

If to the Grantee, to the address on file with the Company.

If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above will control for purposes of determining when such notice is deemed to have been given.

Amendment and Termination; Section 409A. The Administrator may amend the Plan or this Award, or terminate the Plan, at any time; provided that no amendment or termination of the Plan or this Award shall, without the consent of a Grantee, adversely impact the rights of the Grantee under this Award, unless necessary to meet the requirements of any applicable law or regulation. Before amending or terminating the Plan or this Award to meet the requirements of an applicable law or regulation, the Administrator will attempt to bring the Plan or Award into compliance with the applicable law or regulation without reducing the benefits or payments to the Grantee to the greatest extent possible. If amendment or termination is still necessary and adversely impacts the rights of the Grantee, the Administrator will reasonably cooperate with the Grantee to adopt replacement benefits or payments that to the greatest extent possible places the Grantee in the same or a comparable economic position as if the Plan or Award had not been amended or terminated.

Subject to the first paragraph of this Section 8, while the Company does not guarantee any particular tax treatment with respect to the Award, payment of the Payment Amount is intended to comply with Section 409A, to the extent subject thereto, and shall be interpreted and construed consistent with that intent. The Company may reform this Award or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A, provided, that any deferral of payments shall be only for such time period as may be required to comply with Section 409A.

Headings. Section headings are for reference only. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

Applicable Law. The validity, construction, interpretation and effect of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Award Agreement, and the Grantee has executed this Award Agreement, effective as of the Effective Date.

Bioventus LLC

By:

Name:	Leigh Ann Stradford

Title:	SVP & Chief Human Resources Officer

I hereby accept the Award described in this Award Agreement, and I agree to be bound by the terms of this Award Agreement, the Plan and the LLC Agreement. I hereby further agree that all of the decisions and determinations of the Administrator shall be final and binding.

Grantee:
Susan M. Stalnecker

Date:

BIOVENTUS LLC

PHANTOM PROFITS INTERESTS PLAN

AS AMENDED AND RESTATED DECEMBER 8, 2017

The purpose of the Bioventus LLC Phantom Profits Interests Plan (the “Plan”) is to provide eligible employees and independent members of the Board of Managers of Bioventus LLC (the “Company”) who are important to the success and growth of the business of the Company an opportunity to share in the future appreciation in value of the Company by receiving grants of Phantom Profits Interest Units in the Company. The Company believes that the Plan will encourage participants to contribute materially to the growth of the Company’s owners, thereby benefiting the Company, and will align the economic interests of the participants with those of the owners. Awards under the Plan shall consist of grants of Phantom Profits Interest Units as described in Section 5 (“Awards”). Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “LLC Agreement”).

Definitions.

“Benchmark Amount” means the cumulative distributions that must be made by the Company pursuant to the LLC Agreement before a Grantee is entitled to receive any distributions in respect of such Grantee’s Phantom Profits Interest Units. The Benchmark Amount shall equal $703,691,178 or such other greater amount as set forth in the applicable Award Agreement.

“Board Member” means an independent member of the Board of Managers of the Company appointed or elected to the Board of Managers on or after January 1, 2016.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Employee” means an employee of the Company.

“Grantee” means an Employee or Board Member who receives an Award.

“Initial Waterfall Distribution Event” means the closing of (i) a sale of Units representing a Percentage Interest of more than 66.66%, or (ii) a sale of all or substantially all of the assets of the Company; provided that such event constitutes a change in ownership or a change in effective control of the Company within the meaning of Section 409A of the Code.

“Management Distribution Cap” means 17.5% of the aggregate amount, if any, available for distribution pursuant to Section 10.05(a)(v) of the LLC Agreement.

“Management Incentive Plan” means the Bioventus LLC Management Incentive Plan.

“Payment Amount” means the amount payable with respect to each vested Phantom Profits Interest Unit upon the applicable Payment Event.

“Phantom Profits Interest Unit” means a right to receive cash in an amount equal to the Payment Amount upon the Payment Event as set forth in the applicable Award Agreement.

“Profits Interest Unit” means a non-managing, non-voting ownership interest in the Company issued pursuant to Section 3.01(b) of the LLC Agreement and the Management Incentive Plan.

“Qualifying Subsequent Waterfall Distribution Event” means a Subsequent Waterfall Distribution Event that constitutes a change in ownership or a change in effective control of the Company within the meaning of Section 409A of the Code.

“Subsequent Waterfall Distribution Event” means, following an Initial Waterfall Distribution Event under Section 1(a) above with respect to Units representing a Percentage Interest of less than 100%, the closing of (i) a subsequent sale of Units, or (ii) a sale of all or substantially all of the assets of the Company

“Termination Date” means in the case of an Employee, the date of the Grantee’s separation of service, as defined in Section 409A of the Code, and in the case of a Board Member, resignation or removal from the Board of Managers of the Company.

“Waterfall Distribution Event” means an Initial Waterfall Distribution Event or a Subsequent Waterfall Distribution Event.

Administration

Administration. The Plan shall be administered and interpreted by the Board of Managers (the “Administrator”) or by a committee or subcommittee, which shall be appointed by the Administrator. To the extent that a committee or subcommittee administers the Plan, references in the Plan to the “Administrator” shall be deemed to refer to the committee or the subcommittee.

Administrator Authority. The Administrator shall determine (i) the Employees and Board Members to receive Awards, (ii) the size and terms of the Awards, (iii) the time when the Awards will be made, (iv) the applicable Payment Event, (v) the duration of any applicable vesting period, provided that such vesting period shall not be less than four years and that the Award shall vest ratably over the vesting period, and (vi) the Benchmark Amount with respect to any Award.

Administrator Determinations. The Administrator shall have full power and authority to administer and interpret the Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable. All powers of the Administrator shall be executed without the approval or consent of the Grantees.

Interests Subject to the Plan

Awards Authorized by the LLC Agreement. The total amount of Phantom Profits Interest Units available for grants under the Plan, when combined with the total amount of Profits Interest Units (as defined in the Management Incentive Plan) granted under the Management Incentive Plan and any other form of employee, management or other service provider equity or equity-related awards of the Company, shall not result in aggregate distributions to the holders thereof in excess of the Management Distribution Cap (such amount determined, solely for this purpose, as if there were no Phantom Profits Interest Units or Other Management Equity Awards (as defined in the LLC Agreement)) (“Excess Distributions”), unless and to the extent that S&N and the Essex Members consent in their capacity as Members to such Excess Distributions. If, and to the extent that, Phantom Profits Interest Units granted under the Plan terminate or are canceled, forfeited, exchanged, or surrendered without payment, such Phantom Profits Interest Units shall be available again for purposes of the Plan.

Adjustments. If there is any change in the total amount or kind of Phantom Profits Interest Units outstanding (i) by reason of a spinoff, split of the Phantom Profits Interest Units, reclassification, combination, or exchange of such Phantom Profits Interest Units or similar event; (ii) by reason of a merger, reorganization, or consolidation; (iii) by reason of any other extraordinary or unusual event affecting the outstanding Phantom Profits Interest Units as a class without the Company’s receipt of consideration; or (iv) by reason of a change in the structure of the Company, or if the value of the outstanding Phantom Profits Interest Units are substantially reduced as a result of a spinoff, the amount or percentage of such Phantom Profits Interest Units covered by outstanding Awards, and the kind of Phantom Profits Interest Units issued under the Plan shall be appropriately adjusted by the Administrator to reflect any increase or decrease in the amount of, or change in the kind or value of, issued Phantom Profits Interest Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Awards. Any adjustments determined by the Administrator shall be final, binding, and conclusive.

Eligibility for Participation

All Employees and Board Members who are designated by the Administrator shall be eligible to participate in the Plan.

Grants of Awards

Award Agreement. All Awards shall be subject to the terms and conditions of this Plan, the terms of the LLC Agreement, and the Grantee’s award instrument (the “Award Agreement”). Each Award Agreement shall contain the number of Phantom Profits Interest Units underlying the Grantee’s Award and the applicable grant date Benchmark Amount (subject to adjustment as provided in the LLC Agreement), and each Award shall vest in accordance with the terms of the Grantee’s Award Agreement. The Award Agreement shall also designate whether the Payment Amount shall be paid (i) upon the earlier of the Grantee’s Termination Date or an Initial Waterfall Distribution Event (with any subsequent amounts paid upon the earlier of a Qualifying Subsequent Waterfall Distribution Event or the Grantee’s Termination Date) (a “Termination Payment Event”) or (ii) upon an Initial Waterfall Distribution Event, with any subsequent amounts paid upon the earlier of (A) a Qualifying Subsequent Waterfall Distribution Event or (B) provided that a Subsequent Waterfall event has occurred, the fifth anniversary of the grant date (a “Waterfall Payment Event”) (a Termination Payment Event or a Waterfall Payment Event, also referred to as the “Payment Event”).

Payment Amount.

(i) If the Payment Event is a Termination Payment Event, the Payment Amount shall be, for each vested Phantom Profits Interest Unit, an amount that would be allocated to an equivalent number of Profits Interest Units with an equivalent Benchmark Amount, (A) if the Grantee’s Termination Date is prior to a Waterfall Distribution Event, as if the Company were liquidated on the Termination Date at fair market value (as determined in good faith by the Administrator), or (B) where there is an Initial Waterfall Distribution Event and one or more Subsequent Waterfall Distribution Events prior to the Termination Date, pursuant to the LLC Agreement with respect to each such Waterfall Distribution Event. Such Payment Amount shall be paid to the Grantee within 30 days of the Termination Date, the Initial Waterfall Distribution Event, or any Qualifying Subsequent Waterfall Distribution Event, as applicable. In the event that a Subsequent Waterfall Distribution Event is not a Qualifying Subsequent Waterfall Distribution Event, the Payment Amount with respect to such Subsequent Waterfall Distribution Event shall be paid within 30 days of the Termination Date. No further Payment Amount shall be paid to the Grantee with respect to Waterfall Distribution Events following the Grantee’s Termination Date.

(ii) Subject to (iii) below, if the Payment Event is a Waterfall Payment Event and a Waterfall Distribution Event occurs before the Grantee’s Termination Date, the Payment Amount shall be equal to, for each vested Phantom Profits Interest Unit, an amount that would be payable with respect to the equivalent number of Profits Interest Units with an equivalent Benchmark Amount pursuant to the LLC Agreement. Such Payment Amount shall be paid to the Grantee within 30 days of an Initial Waterfall Distribution Event, and for any Subsequent Waterfall Distribution Event, shall be paid to the Grantee within 30 days of the earlier of a Qualifying Subsequent Waterfall Distribution Event or the fifth anniversary of the date of grant. No Payment Amount shall be paid to the Grantee with respect to any Subsequent Waterfall Distribution Event that is not a Qualifying Subsequent Waterfall Distribution Event and that occurs after the fifth anniversary of the Grant Date.

(iii) If the Payment Event is a Waterfall Payment Event and a Waterfall Distribution Event occurs after the Grantee’s Termination Date, the Payment Amount with respect to such event shall in no event be greater than the lesser of, for each vested Phantom Profits Interest Unit, (A) an amount that would be allocated to an equivalent number of Profits Interest Units with an equivalent Benchmark Amount if the Company were liquidated on the valuation date next following the Termination Date at fair market value (as determined in good faith by the Administrator) and (B) the amount specified in Section 5(b)(ii) above; provided that if a Waterfall Distribution Event occurs prior to the valuation date next following the Termination Date, the Payment Amount shall be the amount specified in Section 5(b)(ii). Such Payment Amount shall be paid to the Grantee within 30 days of the Initial Waterfall Distribution Event, and for any Subsequent Waterfall Distribution Event, shall be paid to the Grantee within 30 days of the earlier of a Qualifying Subsequent Waterfall Distribution Event or the fifth anniversary of the date of grant. No Payment Amount shall be paid to the Grantee with respect to any Subsequent Waterfall Distribution Event that is not a Qualifying Subsequent Waterfall Distribution Event and that occurs after the fifth anniversary of the Grant Date.

Acknowledgement by Grantee. All Awards shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Administrator shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest under such award. Awards need not be uniform as among the Grantees.

Forfeiture

Termination of Employment. Any and all of an Employee Grantee’s unvested Phantom Profits Interest Units shall be forfeited upon the termination of the Grantee’s employment for any reason.

Termination of Membership on the Board of Managers. Any and all of a Board Member Grantee’s unvested Phantom Profits Interest Units shall be forfeited upon resignation or removal from the Board of Managers of the Company.

Termination of Employment for Cause. Any and all of an Employee Grantee’s vested and unvested Phantom Profits Interest Units shall be forfeited upon the termination of the Grantee’s employment for Cause. For purposes of this Plan, “Cause” shall have the meaning set forth in the written employment agreement between the Grantee and the Company in effect on the date of the Grantee’s termination of employment, or if no such agreement exists, shall mean (i) conviction (including guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, violence or dishonesty; (ii) commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) violation of any written and fully executed contract or agreement between the Grantee and the Company, including without limitation, breach of Grantee’s Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement; (iv) gross negligence or willful misconduct, (v) continued and substantial failure to perform the Grantee’s duties to the Company; or (vi) violation of any material policies, practices, or procedures of the Company.

Removal from the Board of Managers. Any and all of a Board Member Grantee’s vested and unvested Phantom Profits Interest Units shall be forfeited upon the removal of the Grantee from the Board of Managers for Cause. For purposes of this Plan, “Cause” shall mean (i) conviction (including guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, violence or dishonesty; (ii) commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) violation of any agreement between the Grantee and the Company; (iv) gross negligence or willful misconduct; (v) continued and substantial failure to perform the Grantee’s duties to the Company as a Member of the Board of Managers of the Company; or (vi) violation of any material policies, practices, or procedures of the Company including without limitation, the Company’s Code of Conduct and Confidential Information policies.

Waterfall Distribution Event. As soon as practicable following an Initial Waterfall Distribution Event or any Subsequent Waterfall Distribution Event that results in an aggregate sale of Units representing a Percentage Interest of 100%, or upon a sale of all or substantially all of the assets of the Company, all vested and unvested Phantom Profits Interest Units shall be cancelled (after the Grantee has been paid any amounts due with respect to such Units, if applicable).

Confidentiality, Non-Compete, Non-Solicitation. Notwithstanding anything herein to the contrary, a Grantee shall forfeit any and all rights to all vested and unvested Phantom Profits Interest Units if the Grantee violates the terms of any confidentiality, non-solicitation and non-competition provisions of any agreement between the Grantee and the Company, if applicable.

Withholding of Taxes

All Awards under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may require that the Grantee pay to the Company the amount of any federal, state, or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

Nontransferability of Awards

Only the Grantee has any rights under an Award. A Grantee may not transfer those rights, directly or indirectly, except by will or the laws of descent and distribution.

Limitations on Issuance or Transfer of Phantom Profits Interest Units

No Phantom Profits Interest Units shall be issued or transferred in connection with any Award until all legal requirements applicable to the issuance or transfer of such Phantom Profits Interest Units have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with any restrictions on his or her subsequent disposition of such Phantom Profits Interest Units as the Administrator shall deem necessary or advisable.

Amendment and Termination of the Plan

Amendment and Termination. The Administrator may, in accordance with the LLC Agreement, amend the Plan or any Award under the Plan, or terminate the Plan, at any time; provided that no amendment or termination of the Plan or any Award shall, without the consent of a Grantee, adversely impact the rights of any Grantee under any Award granted to such Grantee under the Plan, unless necessary to meet the requirements of any applicable law or regulation. Before amending or terminating the Plan or any Award to meet the requirements of an applicable law or regulation, the Administrator will attempt to bring the Plan or Award into compliance with the applicable law or regulation without reducing the benefits or payments to a Grantee to the greatest extent possible. If amendment or termination is still necessary and adversely impacts the rights of a Grantee, the Administrator will reasonably cooperate with such Grantee to adopt replacement benefits or payments that to the greatest extent possible places the Grantee in the same or a comparable economic position as if the Plan or Award had not been amended or terminated.

Governing Document. In the event of any conflict between any Award in the form attached hereto as Exhibit A or B and the LLC Agreement, such Award shall control. In the event of any conflict between any subsequent Award not in the form attached hereto and the LLC Agreement, the LLC agreement shall control unless such subsequent Award has been approved by the Board and Smith & Nephew, Inc., in which case such Award shall control. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. In no event shall interest be paid or accrued on any Award.

Rights of Grantees

No Award shall entitle any Grantee to any (i) voting rights with respect to any action or decision taken or made (or to be taken or made) by the Company or the Board of Managers, (ii) right to appoint Managers to the Board of Managers, or (iii) appraisal or preemption rights. Nothing in this Plan shall entitle any Employee, Board Member or any other person to any claim or right to receive an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

Effective Date of the Plan

The initial effective date of the Plan was May 4, 2012. The amended and restated version of the Plan shall be effective on December 8, 2017.

Miscellaneous

Compliance with Law. The Plan and the obligations of the Company to issue or transfer Phantom Profits Interest Units in connection with Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Administrator may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Grantees. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

Governing Law. The validity, construction, interpretation, and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.